                                                                   EXHIBIT 3(b)



                              FIRST AMENDMENT TO
             UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
             AGREEMENT OF LIMITED PARTNERSHIP DATED MAY 16, 1985



        This First Amendment To Uniprop Manufactured Housing Communities Income Fund Agreement Of Limited Partnership Dated May 16, 1985 (this "Agreement") executed as of March 4, 1986 by P.I. Associates Limited Partnership, a Michigan limited partnership (the "General Partner") pursuant to the powers granted to the General Partner in the Uniprop Manufactured Housing Communities Income Fund Agreement of Limited Partnership dated as of May 16, 1985 (as amended and restated to date, the "Partnership Agreement").

        1. The following provisions of the Partnership Agreement are amended in accordance with the provisions of Section 17a thereof to effect the following changes;

                (A)     The definition of "Capital Account" set forth in
Section 1 is amended and restated in its entirety as follows:

                "Capital Account" means the Capital Contribution of a Partner (or predecessor in interest) to the Partnership increased by such Partner's (or predecessor in interest's) distributive share of income and gain (including income and gain exempt from Federal income tax) of the Partnership and reduced by such Partner's (or predecessor in interest's) distributive share of losses, deductions and expenditures not deductible in computing taxable income, but not properly chargeable to Capital Account, of the Partnership and by the amount of all distributions of cash to such Partner (or predecessor in interest). For purposes of the preceding sentence, (i) all amounts paid or incurred to organize the Partnership or to promote the sale of (or to sell) interests in the Partnership (other than amounts with respect to which an election is properly made under Section 709(b) of the Code, and (ii) any losses incurred in connection with the sale or exchange of Partnership property which are disallowed to the Partnership under
        Section 267(a)(l) or 707(b) of the Code, shall be treated as expenditures of the Partnership not deductible in computing taxable income but not properly chargeable to capital account. Notwithstanding anything in this Agreement to the contrary, the Capital Accounts of the Partners shall be subject to adjustment as necessary to maintain said Capital Accounts in the manner required under Section 704 of the Code and the Treasury Regulations promulgated from time to time thereunder.

                (B) The definition of "Gain From Sale" set forth in Section 1 is amended and restated in its entirety as follows:

                        "Gain From Sale" means any net income or gain of the Partnership for Federal income tax purposes resulting from a Capital Transaction other than "recapture income" realized by the Partnership pursuant to Section 1245 or Section 1250 of the Code in respect of cost recovery and depreciation deductions subject to allocation under Section 10a(v) hereof.

                (C) Section 10a(v) is amended and restated in its entirety as follows:

                        (v) Notwithstanding the foregoing, (a) Depreciation and cost recovery deductions in each taxable year shall be allocated to the Class A Partners and the General Partner, respectively, in the same ratio as Net Income is allocated to the Limited Partners and the General Partner, and the Limited Partners and the General Partner, respectively, pursuant to Section 10a(ii); provided, however, that in no event shall any depreciation or cost recovery deduction be allocated to any Limited Partner in excess of the positive balance, if any, in his Capital Account, and any such excess depreciation or cost recovery deductions shall be allocated to the General Partner. "Recapture income", if any, realized by the Partnership pursuant to Section 1245 or Section 1250 of the Code shall be allocated to the Partners to whom the prior corresponding cost recovery and depreciation deductions were allocated under Section 10a(v) in proportion to and to the extent of such allocations. The allocation provided for in the preceding sentence shall be made prior to the making of any allocation of Gain From Sale under Section 10a(iv); (b) Investment tax credits, if any, shall be allocated among the Partners in the same proportions as Net Income is allocated among the Partners pursuant to Section 10a(ii) for the taxable year in which the property for which such investment tax credits are allowable is placed in service. Any upward or downward adjustment in the adjusted basis of any such property pursuant to Section 48(q) of the Code shall be reflected by a corresponding increase or decrease in the Capital Accounts of the Partners. Any "recapture" of investment tax credits in subsequent taxable years shall be allocated to the Partners to whom such investment tax credits previously were allocated in proportion to and to the extent of the amounts so allocated; and (c) Any expenditures by the Partnership which constitute "nondeductible syndication expenses" under Section 709(a) of the Code or partnership organizational expenses under Section 709(b) of the Code (other than any such organizational expenses with respect to which an election is properly made under Section 709(b) of the Code) and any income of the Partnership which is exempt from Federal income tax shall be allocated 99% to the Limited Partners and 1% to the General Partner.

                (D) Section 10a is amended to add a new subsection (vii) as follows:

                        (vii) For purposes of this Agreement, each Partner's Capital Account balance as of the end of any taxable year of the Partnership shall be reduced by the amount of any adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and reasonably expected to be made. In the event that during any taxable year any Partner unexpectedly receives such an adjustment, allocation or distribution, such Partner will be allocated items of income and gain in an amount and manner sufficient to eliminate any deficit balance in his Capital Account resulting from such unexpected adjustment, allocation or distribution as quickly as possible.

                (E) Section 18e is amended and restated in its entirety as follows:

                        e. Depreciation and Elections--With respect to all depreciable assets of the Partnership, the General Partner on behalf of the Partnership may elect to use any permissible method of depreciation or cost recovery for Federal income tax purposes. The General Partner shall have the authority to make any or all permissible elections or other determinations on behalf of the Partnership under the Code or other Federal, state or local tax laws. However, the partnership will not make an election under Section 754 of the Code to adjust the basis of Partnership property on the transfer of a Partnership interest unless the General Partner, in its sole discretion, determines that such an election would be in the best interests of the Partnership and all the Limited Partners. In the event of an adjustment to the adjusted basis of any Partnership property under Section 732, Section 734 or Section 743 of the Code, the Capital Accounts of the Partners shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

        2. Except as amended herein, the Uniprop Manufactured Housing Communities Income Fund Agreement Of Limited Partnership dated as of May 16, 1985, as amended and restated to date, shall continue to be in full force and effect.

        3. The Uniprop Manufactured Housing Communities Income Fund Agreement of Limited Partnership dated as of May 16, 1985, as amended and restated to date and as amended by this Agreement, supersedes any prior understanding or agreement, oral or written, with respect thereto.

        4.      (A)     The invalidity of any portion of this Agreement shall
not affect the validity of the remainder hereof.

                (B) Whenever the singular number is used in this Agreement, and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "person" shall include a corporation, firm, partnership or other form of association.

                (C) The terms and provisions of this Agreement and any dispute arising hereunder shall be governed by the laws of the State of Michigan. The Courts of the State of Michigan shall have the sole and exclusive jurisdiction in any case or controversy arising under this Agreement or by reason of this Agreement.

                                        GENERAL PARTNER

                                        P.I. Associates Limited Partnership,
                                        a Michigan limited partnership



                                     BY: /s/ Ivan Bloch
                                        -------------------------------------
                                        IVAN BLOCH, general partner



                                     BY: /s/ Paul M. Zlotoff
                                        -------------------------------------
                                        PAUL ZLOTOFF, general partner